Exhibit 23.6 to Amendment No. 2
to Form S-1 Registration Statement
Hanover Gold Company, Inc.


             Consent of Grossman, Tuchman & Shah LLP

We consent to the inclusion in the prospectus constituting a part of this registration statement on Form S-1 of our reports, each dated Nay 16, 1996, relating to the financial statements of Hanover Resources, Inc. and Group S Limited which are contained in that prospectus.

Grossman, Tuchman & Shah LLP

New York, New York
August 11, 1997